Exhibit 99.1



For Immediate Release                For more information contact:
Friday, March 28, 2003               Frank T. Kane, Vice President-Finance & CFO


                           Chromcraft Revington, Inc.
                        Comments on First Quarter Outlook

         Delphi, Indiana, March 28, 2003 - Chromcraft Revington, Inc. (NYSE:CRC) announced today that it expects earnings for the first quarter of 2003 to be lower than previously projected, with first quarter diluted earnings per share expected to be in the range of $.47 to $.52, which is eight cents lower than the Company's previous guidance.

         Michael E. Thomas, Chairman, President and Chief Executive Officer, stated that uncertainty in the U.S. economy, depressed consumer confidence levels and the current international conflict are among the factors resulting in a soft retail furniture market and are negatively affecting the Company's business. He added that foreign competition continues to impact the Company's business as well.

         Thomas also said that if business conditions do not improve, Chromcraft Revington expects earnings for the full year of 2003 to be lower than previously projected. Because of the uncertain economic environment, the Company has not updated its previous guidance regarding full year earnings per share.

         Chromcraft Revington plans to report its first quarter results during the week of April 21, 2003.

         Chromcraft Revington designs, manufactures and sells residential and commercial furniture throughout the United States under the "Chromcraft," "Peters-Revington," "Silver Furniture," "Cochrane Furniture" and "Sumter Cabinet" brand names.

         This news release contains forward-looking statements under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the Company's expected earnings, as well as other statements containing future tense or dates, or which are not historical facts, or which include words such as "expects," "estimates" or "projects." Forward-looking statements speak only as of the date of this news release, are not guarantees of future results or performance and are subject to certain risks and uncertainties that could cause actual results or outcomes to differ materially from those contained in any forward-looking statement. Among such risks and uncertainties are general economic conditions; new housing starts; demand for home furnishings; cyclical nature of the furniture industry; import and domestic competition; changes in relationships with customers; effectiveness of the Company's product mix; customer acceptance of existing and new products; delays or disruptions in the shipment of the Company's products; and other factors listed from time to time in the Company's news releases and reports filed with the Securities and Exchange Commission. Chromcraft Revington does not undertake any obligation to update or revise any forward-looking statements to reflect information, developments, events or circumstances after the date of this news release.